Exhibit 99.1
Press Release Dated April 19, 2011

Two Rivers Balances Development and Conservation, CEO John McKowen tells WallStreetCorner.com

DENVER, April 19, 2011 – Two Rivers Water Company (PINK:TURV), a company focused on developing water rights and irrigated agriculture in Colorado, is finding a balance between water conservation and economic development, CEO John McKowen told WallStreetCorner.com in an interview published on April 18, 2011 (http://wallstreetcorner.com/stockpick.html).

“There is a growing tension between municipal water users and farm users,” said McKowen. “We’re able to manage that tension for the benefit of both interests. Using a concept called rotational farm fallowing, Two Rivers Water “can rotate its plantings and provide unused water to municipal users without permanently drying up farmland,” he said.

“Under the proper circumstances, including a natural respect for the environment and the old west, there is opportunity to provide growth for the citizens of Huerfano and Pueblo Counties, and contribute to offsetting the water shortages on the Front Range of Colorado,” said McKowen

“Our system was perfectly structured by nature and engineers back at the turn of the last century,” said McKowen. “Renewable snowmelt and relatively unused underground aquifers feed into our system of reservoirs, which ‘time releases’ the use of water downstream.” The water feeds users upstream and downstream, all powered by gravity. “It’s the perfect low-cost, renewable water system serving the needs of farming and municipal users.”

At the same time that water resources are becoming scarce, the price of food has gone up dramatically. “Rising world population and increased protein demand from emerging countries have created significant price increases in grains like corn and wheat,” said McKowen. Two Rivers takes advantage of this increase by leveraging its water rights into re-irrigating disused farmland. The company is aggregating about 20,000 acres, bringing them back into production of exchange-traded grains and high yield vegetables.

Beyond Two Rivers’ own interest in water and irrigated agriculture, McKowen also talks about the company’s reservoirs and farming assets as driving growth in Huerfano County.  “The Cucharas, Bradford, and Orlando Reservoirs – once rehabilitated – can become permanent lakes and engines of growth in Huerfano County,” said McKowen. “The new lakes will provide recreational, fishing, business and residential opportunities.” Furthermore, Two Rivers expects “to invest as much as $100 million and create 1,000 new jobs in the county over the next ten years.”

Two Rivers formed in 2006 and began aggregating water and farmland assets in 2009. Initial financing of $10 million was provided through a spin off and reverse merger with a company called BPZ Resources. The company raises additional capital through convertible debt offerings secured by First Deeds of Trust on water rights and property associated with the farmland.

This news release contains “forward-looking statements,” as that term is defined in Section 27A of the United States Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future.  Actual results could differ from those projected in any forward-looking statements due to numerous factors.    Such factors include, among others, the inherent uncertainties associated with developing and acquiring land and water resources.  These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements.  Although we believe that the beliefs, plans, expectations and intentions contained in the press release are reasonable, there can be no assurance that such beliefs, plans, expectations or intentions will prove to be accurate.

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